As filed with the Securities and Exchange Commission on July 22, 2002

Registration No.: 0-29329

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          BIFS TECHNOLOGIES CORPORATION
  ----------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

            Florida                                             65-0382549
(State or other jurisdiction of                               (IRS Employer
 incorporation or organization)                           Identification Number)

            2075 Fruitville Road, Suite 200, Sarasota, Florida 34237
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              (Address of Registrant's principal executive offices)

      Registrant's telephone number, including area code: (941) 343-9300

              Employment and Fee Agreement with Richard P. Greene
   ---------------------------------------------------------------------------
                            (Full title of the plan)

                                Alpha J. Keyser
            2075 Fruitville Road, Suite 200, Sarasota, Florida 34237
                                 (941) 343-9300
   ---------------------------------------------------------------------------
            (Name, Address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE
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Title of Each Class                     Proposed Maximum    Proposed Maximum
of Securities         Amount to be      Offering Price      Aggregate          Amount of
to be Registered      Registered        per Share           Offering Price     Registration Fee
------------------- ---------------- -------------------- ------------------- -------------------

Common Stock,
$.00001 par value     1,000,000(1)        $.03(2)            $30,000            $2.76

------------------- ---------------- -------------------- ------------------- -------------------

Total                                                                           $2.76(3)

------------------- ---------------- -------------------- ------------------- -------------------

1. Represents shares issuable pursuant to agreement for services rendered or to be rendered.

2. The price hereof may change prior to the effective date of the Registration
   Statement, therefore, the price is estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a).

3. Reflects the required filing fee.

                                     PART I

Item 1.  Plan Information

Not applicable.

Item 2.  Registrant Information and Employee Plan Annual Information

Not applicable.

                                     PART II

Item 3.  Incorporation of Documents by Reference

The Registrant incorporates the following documents by reference in this
Registration Statement:

    (1) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended
        December 31, 2001, which was filed with the Commission on April 23, 2002

    (2) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended
        March 31, 2002, which was filed with the Commission on May 21, 2002;

    (3) The Registrant's Articles of Incorporation and Amendments thereto, and the Registrant's Bylaws, which were filed with our Registration Statement on Form 10-SB on February 3, 2000;

    (4) All other documents filed by Registrant after the date of this Registration
        Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities
        Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement that registers securities covered hereunder that remain unsold.

Item 4.  Description of Securities

The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company's authorized capitalization is 800,000,000 shares of common stock, $.00001 par value, of which 544,348,414 shares of common stock are issued and outstanding.

Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the Common Stock.

Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the
Company, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its Common
Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Officers and Directors

The Registrant is a Florida corporation. The Florida Business Corporation Act
(the "Florida Act") provides authority for broad indemnification of directors, officers, employees and agents. The Registrant's Articles of Incorporation, as
Amended, incorporate the indemnification provisions of the Florida Act to the fullest extent provided.

The Registrant has entered into indemnification agreements with its Directors indemnifying them against liability and reasonable costs and expenses incurred in litigation arising by reason of the fact that he or she is or was a director, officer, stockholder, employee, or agent of the Registrant, provided that the director acted in good faith and in a manner reasonably intended to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

Exhibit #             Description
-------         -------------------------

  5             Opinion of Richard P. Greene, P.A.

 10.1           Employment & Fee Agreement with Richard P. Greene, P.A., dated 7/16/02

 23.1           Consent of Richard P. Greene, P.A.

 23.2           Consent of B2d Semago

Item 9.  Undertakings

A. The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities
        Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the
Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities
Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on this 19th day of July,
2002.

                                                BIFS TECHNOLOGIES CORP.

                                           By:  /s/ Alpha J. Keyser
                                         -----------------------------------------
                                                    Alpha J. Keyser, CEO
                                                   (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: July 19, 2002                        By:  /s/ Alpha J. Keyser
                                          ----------------------------------------
                                                    Alpha J. Keyser, President and Director
                                                   (Principal Financial and Accounting Officer)

Date: July 19, 2002                        By:  /s/ Thomas Cannon
                                          ----------------------------------------
                                                    Thomas Cannon, Director

EXHIBIT 5
                                   LAW OFFICES
                             RICHARD P. GREENE, P.A.
                             INTERNATIONAL BUILDING
                           2455 EAST SUNRISE BOULEVARD
                                    SUITE 905
                         FORT LAUDERDALE, FLORIDA 33304
                                     ------
                            TELEPHONE: (954) 564-6616
                               FAX: (954) 561-0997

                                  July 19, 2002

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:  BIFS Technologies Corp.

Gentlemen:

This opinion is given in connection with the registration with the Securities and Exchange Commission of 1,000,000 shares of Common Stock granted by BIFS
Technologies Corp. (the "Company"). The Shares are being registered pursuant to a requirement of Section 5 of the Securities Act of 1933, as amended (the "Act")
pursuant to a Registration Statement filed with the Washington, D.C. Office of the United States Securities and Exchange Commission (the "Registration
Statement").

We have acted as counsel to the Company only in connection with the preparation of the Form S_8 Registration Statement pursuant to which the Shares were registered, in so acting, have examined the originals and copies of corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent we deemed it necessary, in order to form the basis for the opinion hereinafter set forth.

In such examination we have assumed the genuineness of all signatures and authenticity of all documents submitted to me as certified or photostatic copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

The 1,000,000 shares of Common Stock are being registered and distributed pursuant to the Company's Registration Statement. The shares of Common Stock are now authorized but unissued.

U.S. Securities and Exchange Commission
Page Two

              Based upon the foregoing, we are of the opinion that:

1. The Shares of the Company registered with the Securities and Exchange
Commission, having been issued and sold pursuant to the Registration Statement, are fully paid and non-assessable and there will be no personal liability to the owners thereof.

This law firm hereby consents to the use of this opinion in connection with the
Company's Registration Statement and the inclusion of this opinion as an Exhibit thereto.

                                                     Very truly yours,

                                                     RICHARD P. GREENE, P.A.

                                                     /s/  Richard P. Greene
                                                     ----------------------
                                                          Richard P. Greene
                                                          For the Firm

EXHIBIT 10.1
                          EMPLOYMENT AND FEE AGREEMENT
                          ---------- --- --- ---------

THIS AGREEMENT made this 16th day of July, 2002, by and between BIFS
TECHNOLOGIES CORP. (hereinafter "CLIENT") with a mailing address of 2075
Fruitville Road, Suite 200, Sarasota, FL 334237 and telephone number of (941)
343-9300 and RICHARD P. GREENE, P.A., (hereinafter ATTORNEY).

1. CLIENT retains ATTORNEY to represent CLIENT as Attorney at Law regarding
Corporate/Securities related matters and authorizes and empowers ATTORNEY to do all things reasonably necessary to complete corporate and securities transactions with CLIENT'S consent (other than in connection with capital raising transactions) and agrees to retain attorney for the services rendered on the following terms and conditions:

     a. On the basis of the time expended by ATTORNEY and for services through
        July 1, 2003, a retainer shall consist of 1,000,000 shares of common stock of BIFS Technologies Corp. All referenced shares shall be registered pursuant to a Registration Statement on Form S-8.

     b. CLIENT shall also be responsible for costs incurred including, but not limited to, long distance phone calls, transcripts, photocopies, postage, filing fees, and costs of newspaper publications. Advanced costs that are not expended during the course of the representation are to be returned to the client at the conclusion of the representation, unless ATTORNEY and CLIENT agree otherwise in writing.

2. ATTORNEY will render a final statement for services rendered and costs incurred. If CLIENT disagrees with any charge for fees or costs, CLIENT must notify ATTORNEY in writing within ten (10) days after the date of mailing.
Otherwise, all charges are agreed by CLIENT to be approved and accepted. All bills are due when rendered.

3. CLIENT understands and agrees that ATTORNEY has made no guarantee regarding the successful outcome or termination of the engagement and all expressions pertaining thereto are matters of opinion. Should it be necessary to institute legal proceedings for the collection of any part of the ATTORNEY'S compensation or costs as set forth above, then CLIENT agrees to pay all court costs and reasonable attorneys fees with regard to the collection of same.

IN WITNESS WHEREOF, the parties have executed this Agreement the date first mentioned above.

ACCEPTED:

  Richard P. Greene, P.A.                    BIFS Technologies Corp.

   /s/ Richard P. Greene                      /s/ Alpha J. Keyser
 ------------------------                   ----------------------
       Richard P. Greene                          Alpha J. Keyser, CEO & President

EXHIBIT 23.1
                                   LAW OFFICES
                             RICHARD P. GREENE, P.A.
                             INTERNATIONAL BUILDING
                           2455 EAST SUNRISE BOULEVARD
                                    SUITE 905
                         FORT LAUDERDALE, FLORIDA 33304
                                     ------
                            TELEPHONE: (954) 562-6616
                               FAX: (954) 561-0997

                                  July 19, 2002

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:  BIFS Technologies Corp.

Dear Sir or Madam:

This Firm hereby consents to the use of its name in the Registration Statement on Form S_8 as filed via EDGAR with the Washington, D.C. Office of the U.S.
Securities and Exchange Commission on July 17, 2002, or as soon thereafter as is reasonably practicable.

                                                     Very truly yours,

                                                     RICHARD P. GREENE, P.A.

                                                     /s/ RICHARD P. GREENE
                                                     ----------------------
                                                         Richard P. Greene
                                                         For the Firm

EXHIBIT 23.2
                                                "Business Builders & Developers"

B2d                              601 N ASHLEY DRIVE, SUITE 700 o TAMPA, FL 33602
semago                                          813-229-6300 / FAX: 813 229-0088
CPAs & Business Advisors                                           SEMAGOCPA.COM
                                      808 B NW 16 AVENUE o GAINESVILLE, FL 32604
                                                352 375-2839 / FAX: 352 372-5931
                                                            CHURCHILLCPA@MSN.COM

To the Board of Directors
BIFS Technologies Corp.

                          Independent Auditors' Consent
                          ----------- --------- -------

We have issued our report dated April 11, 2002 accompanying the consolidated financial statements of BIFS Technologies Corp. and subsidiaries included in the
Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/   B2d semago
----------------------------
CERTIFIED PUBLIC ACCOUNTANTS
Tampa, Florida
July 19, 2002